Exhibit 10(k)

          AGREEMENT entered into as of the first day July 2000, by and between Tosco Corporation, a Nevada corporation (“Tosco”), and Wilkes McClave III (“Executive”) (the “Agreement”).

W I T N E S S E T H

          WHEREAS, Executive is a key employee of Tosco; and

          WHEREAS, Tosco deems it important and appropriate to assure to itself the continued availability of certain services and assistance of Executive, particularly in the event a Change of Control is contemplated; and

          WHEREAS Executive is willing to be available to perform such services, provided he is appropriately compensated in conjunction with any such Change of Control,

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration the adequacy and receipt whereof is hereby acknowledged, Tosco and Executive agree as follows:

          1.    In the event a transaction is contemplated that may result in a Change of Control, Executive shall assist in the furtherance of such transaction, as requested; and

          2.    If an event or transaction causes, or will likely result in, a Change of Control before Executive is 55 years of age, for purposes of any termination or retirement in conjunction with or following such Change of Control, Executive shall be treated as though he had attained the age of 55 in the employ of Tosco.

Tosco Corporation By: /s/	Executive /s/ Wilkes McClave III